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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                             SECURITIES ACT OF 1933

                             ----------------------

                               OCEAN ENERGY, INC.
             (Exact name of Registrant as specified in its charter)

              DELAWARE                                         74-1764876
    (State or other jurisdiction                            (I.R.S. Employer
  of incorporation or organization)                       Identification Number)

       1001 FANNIN, SUITE 1600                                    77002
           HOUSTON, TEXAS                                       (Zip Code)
(Address of Principal Executive Offices)

                             ----------------------

If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number to which this Form relates:
              (if applicable)
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Securities to be registered pursuant to Section 12(b) of the Act:

========================================================================================================================
      TITLE OF EACH CLASS TO BE SO REGISTERED           NAME OF EACH EXCHANGE ON WHICH EACH CLASS IS TO BE REGISTERED
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           Preferred Share Purchase Rights                                 New York Stock Exchange
========================================================================================================================

Securities to be registered pursuant to Section 12(g) of the Act:

      None
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(Title of Class)


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                                EXPLANATORY NOTE


         On May 9, 2001 (the "Effective Date"), Ocean Energy, Inc. (formerly named Seagull Energy Corporation), a Texas corporation and formerly the parent corporation of the Registrant ("OEI-Texas"), was merged (the "Merger") with and into the Registrant pursuant to the terms of an Agreement and Plan of Merger, dated March 30, 2001, by and between OEI-Texas and the Registrant. The Registrant was the surviving corporation in the Merger. Effective as of the Effective Date, the registrant and OEI-Texas entered into Amendment No. 5 ("Amendment No. 5") to the Amended and Restated Rights Agreement, as amended, by and between OEI-Texas and Fleet National Bank (f/k/a BankBoston, N.A.) (as amended to date, the "Rights Agreement") relating to the Preferred Share Purchase Rights covered hereby to extend the Final Expiration Date (as defined therein) to May 21, 2003 and to provide for the assumption of the Rights Agreement by the Registrant. The Registrant hereby amends Items 1 and 2 of the Registrant's Form 8-A dated March 17, 1989 to read in their entirety as follows:

ITEM 1.  DESCRIPTION OF SECURITIES TO BE REGISTERED.

         GENERAL. On March 1, 1989, the Board of Directors of OEI-Texas declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock, par value $.10 per share (the "Common Shares"), of OEI-Texas. The dividend was paid on March 22, 1989 (the "Record Date") to the shareholders of record on that date. As of March 22, 1989, each Right entitled the registered holder to purchase from OEI-Texas one one-hundredth of a share of Series B Junior Participating Preferred Stock, par value $1.00 per share (the "Preferred Shares"), of OEI-Texas at a price of $61.50 per one one-hundredth of a Preferred Share (the "Purchase Price"), subject to adjustment. Because certain antidilution adjustments specified in the Rights Agreement were triggered by the two-for-one split of the Common Shares of OEI-Texas in June 1993, as of the effective date of such stock split, each Right became exercisable for one-half of one one-hundredth of a Preferred Share at a price of $30.75. Following the Merger, each registered holder of the Registrant has equivalent rights in respect of the Registrant's Series A Junior Participating Preferred Stock.

         On December 12, 1997, the Board of Directors of OEI-Texas amended and restated the Rights Agreement. The description and terms of the Rights are set forth in the Rights Agreement, dated as of March 17, 1989, as amended June 13, 1992, as amended and restated as of December 12, 1997, as further amended November 24, 1998, March 10, 1999, May 19, 1999, May 19, 2000 and as of the
Effective Date among OEI-Texas, the Registrant and Fleet National Bank (f/k/a BankBoston, N.A.) (the "Rights Agent"). As a result of Amendment No. 5, the Registrant was substituted for OEI-Texas for all purposes under the Rights Agreement.

         ACQUIRING PERSON THRESHOLD AND DISTRIBUTION DATE. Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") have acquired beneficial ownership of 10% or more of the outstanding Common Shares (subject to certain exceptions set forth in the Rights Agreement) and (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as the Rights become non-redeemable) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of


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which could result in the beneficial ownership by a person or group of 10% or more of such outstanding Common Shares (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificate with a copy of this Summary of Rights attached thereto.

         The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued upon transfer or new issuance of Common Shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Shares even without such notation or a copy of this Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

         FINAL EXPIRATION DATE. The Rights are not exercisable until the Distribution Date. The Rights will expire on May 21, 2003 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged for Common Shares by the Registrant, in each case, as described below.

         PURCHASE PRICE ADJUSTMENTS. The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then current market price of the Preferred Shares or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above).

         The number of outstanding Rights and the number of one one-hundredths of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date.

         DESCRIPTION OF PREFERRED SHARES. Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 100 times the dividend, if any, declared per Common Share. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment, if any,


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made per Common Share. In the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preferred Share will be entitled to receive 100 times the amount, if any, received per Common Share. These rights are protected by customary antidilution provisions. Each Preferred Share will have 100 votes, voting together with the Common Shares.

         Because of the nature of the Preferred Shares' dividend and liquidation rights, the value of each one one-hundredth interest in a Preferred Share purchasable upon exercise of a Right should approximate, to some degree, the value of one Common Share.

         ANTIDILUTION ADJUSTMENTS UPON THE OCCURRENCE OF CERTAIN MERGERS. If, after any person becomes an Acquiring Person, the Company is acquired in a merger, share exchange, conversion or other business combination transaction or 50% or more of its consolidated assets, earning power or cash flow generation capacity are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price (adjusted to reflect certain antidilution adjustments), that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the adjusted Purchase Price.

         ANTIDILUTION ADJUSTMENTS AFTER A PERSON BECOMES AN ACQUIRING PERSON. The Rights Agreement also provides that after the tenth day following any person becoming an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise thereof at the then current Purchase Price (adjusted to reflect certain antidilution adjustments) that number of Common Shares having a market value of two times the adjusted Purchase Price.

         EXCHANGE PROVISIONS. At any time after any person becomes an Acquiring Person and before the acquisition by a person or group of 50% or more of the outstanding Common Shares of the Company, the Board of Directors may, at its option, issue Common Shares in mandatory redemption of, and in exchange for, all or part of the then outstanding and exercisable Rights (other than Rights owned by such person or group which would become null and void) at an exchange ratio of one Common Share for each two Common Shares for which each Right is then exercisable, subject to adjustment.

         REDEMPTION. At any time prior to the time any person becomes an Acquiring Person, the Board of Directors of the Registrant may redeem the Rights in whole, but not in part, at a price as of December 12, 1997 of $.005 per Right, subject to adjustment as set forth in the Rights Agreement (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

         AMENDMENTS. The terms of the Rights may be amended by the Board of Directors of the Registrant without the consent of the holders of the Rights. However, from and after the date that any person becomes an Acquiring Person, the Rights may be amended by the Board of


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Directors of the Registrant solely in order (i) to cure any ambiguity, (ii) to correct or supplement any defective or otherwise inconsistent provision in the Rights Agreement, (iii) subject to certain restrictions, to shorten or lengthen any time period or (iv) to otherwise change or supplement the Rights Agreement in a manner that does not adversely affect the interests of the holders of the Rights (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person).

         MISCELLANEOUS. With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. The Registrant is not required to issue fractional Preferred Shares or Common Shares (other than fractions that are integral multiples of one one-hundredth of a Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash may be made based on the market price of the Preferred Shares or Common Shares on the last trading day prior to the date of exercise.

         Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

         A copy of the Rights Agreement is filed as an Exhibit to this Registration Statement. A copy of the Rights Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is hereby incorporated herein by reference.

ITEM 2.  EXHIBITS.
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         1.       Amended and Restated Rights Agreement, dated March 17, 1989, as amended effective June 13, 1992 and amended and restated as of December 12, 1997, between Ocean Energy, Inc. (formerly Seagull Energy Corporation), a Texas corporation ("OEI-Texas"), and BankBoston, N.A. (as successor to NCNB Texas National Bank)(filed as Exhibit 2 to OEI-Texas's Current Report on Form 8-K dated December 15, 1997 and incorporated herein by reference).

         2. Amendment No. 1 to Amended and Restated Rights Agreement dated November 24, 1998, between OEI-Texas and BankBoston, N.A. (filed as Exhibit 4.1 to OEI-Texas's Current Report on Form 8-K filed on December 1, 1998 and incorporated herein by reference).

         3. Amendment No. 2 to Amended and Restated Rights Agreement dated March 10, 1999, between OEI-Texas and BankBoston, N.A. (filed as Exhibit 4.1 to OEI-Texas's Current Report on Form 8-K filed on March 12, 1999 and incorporated herein by reference).

         4. Amendment No. 3 to Amended and Restated Rights Agreement dated May 19, 1999, between OEI-Texas and BankBoston, N.A. (filed as
                  Exhibit 4.1 to OEI-Texas's Current Report on Form 8-K filed on May 21, 1999 and incorporated herein by reference).


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

         5. Amendment No. 4 to Amended and Restated Rights Agreement dated May 19, 2000, between OEI-Texas and Fleet National Bank (f/k/a BankBoston, N.A.)(filed as Exhibit 4.1 to OEI-Texas's Current Report on Form 8-K filed on May 22, 2000 and incorporated herein by reference).

         6. Amendment No. 5 to Amended and Restated Rights Agreement dated May 9, 2001, among the Registrant, OEI-Texas and Fleet National Bank (f/k/a BankBoston, N.A.), including the form of Certificate of Designations relating to Series A Junior Participating Preferred Stock (filed as Exhibit A to Amendment No. 5)(filed as Exhibit 4.4 to the Registrant's Current Report on Form 8-K filed on May 14, 2001 and incorporated herein by reference).


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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

DATED:  May 23, 2001

                                          OCEAN ENERGY, INC.



                                          By: /s/ ROBERT K. REEVES
                                             -----------------------------------
                                          Name:  Robert K. Reeves
                                          Title: Executive Vice President,
                                                 General Counsel and Secretary


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                                  EXHIBIT INDEX


         1. Amended and Restated Rights Agreement, dated March 17, 1989, as amended effective June 13, 1992 and amended and restated as of December 12, 1997, between Ocean Energy, Inc. (formerly Seagull Energy Corporation), a Texas corporation ("OEI-Texas"), and BankBoston, N.A. (as successor to NCNB Texas National Bank)(filed as Exhibit 2 to OEI-Texas's Current Report on Form 8-K dated December 15, 1997 and incorporated herein by reference).

         2. Amendment No. 1 to Amended and Restated Rights Agreement dated November 24, 1998, between OEI-Texas and BankBoston, N.A. (filed as Exhibit 4.1 to OEI-Texas's Current Report on Form 8-K filed on December 1, 1998 and incorporated herein by reference).

         3. Amendment No. 2 to Amended and Restated Rights Agreement dated March 10, 1999, between OEI-Texas and BankBoston, N.A. (filed as Exhibit 4.1 to OEI-Texas's Current Report on Form 8-K filed on March 12, 1999 and incorporated herein by reference).

         4. Amendment No. 3 to Amended and Restated Rights Agreement dated May 19, 1999, between OEI-Texas and BankBoston, N.A. (filed as
                  Exhibit 4.1 to OEI-Texas's Current Report on Form 8-K filed on May 21, 1999 and incorporated herein by reference).

         5. Amendment No. 4 to Amended and Restated Rights Agreement dated May 19, 2000, between OEI-Texas and Fleet National Bank (f/k/a BankBoston, N.A.)(filed as Exhibit 4.1 to OEI-Texas's Current Report on Form 8-K filed on May 22, 2000 and incorporated herein by reference).

         6. Amendment No. 5 to Amended and Restated Rights Agreement dated May 9, 2001, among the Registrant, OEI-Texas and Fleet National Bank (f/k/a BankBoston, N.A.), including the form of Certificate of Designations relating to Series A Junior Participating Preferred Stock (filed as Exhibit A to Amendment No. 5)(filed as Exhibit 4.4 to the Registrant's Current Report on Form 8-K filed on May 14, 2001 and incorporated herein by reference).